EXHIBIT 99.1

FOR IMMEDIATE RELEASE	MEDIA CONTACT:
Andrea Henderson
Director of Marketing
415-884-4757 | andreahenderson@bankofmarin.com

BANK OF MARIN BANCORP REPORTS THIRD QUARTER EARNINGS OF $5.3 MILLION
AMERICAN RIVER ACQUISITION COMPLETE, INTEGRATION BEGINS

NOVATO, CA, October 25, 2021 - Bank of Marin Bancorp, "Bancorp" (Nasdaq: BMRC), parent company of Bank of Marin, "Bank," announced earnings of $5.3 million in the third quarter of 2021 compared to $9.3 million in the second quarter of 2021 and $7.5 million in the third quarter of 2020. Diluted earnings per share were $0.35 in the third quarter, $0.71 in the prior quarter, and $0.55 in the same quarter last year. Third quarter 2021 earnings were significantly reduced by the costs associated with our recent acquisition. For the first nine months of 2021, Bancorp earned $23.5 million compared to $22.1 million in the same period last year. Diluted earnings per share were $1.69 and $1.62 in the first nine months of 2021 and 2020, respectively.

The results for the third quarter of 2021 reflect the consolidated operations of American River Bankshares ("AMRB"), including AMRB's subsidiary American River Bank ("ARB"), effective August 6, 2021 (the "merger date"). AMRB merged with and into Bancorp, with Bank of Marin Bancorp surviving, followed thereafter at 12:05 AM on August 7, 2021, by the merger of ARB with and into the Bank, with Bank of Marin surviving, (collectively the "Merger"). The Merger contributed $419.4 million in loans and $790.0 million in deposits as of the merger date, resulting in $42.6 million of goodwill and increasing total assets to $4.261 billion and total stockholder's equity to $458.5 million as of September 30, 2021.

“Bank of Marin is on solid ground financially and in an excellent strategic position. Our integration of American River Bankshares is progressing smoothly, setting the stage for long-term growth across a much larger and more diverse footprint,” said Russell A. Colombo, Chief Executive Officer.

As previously announced, Russell A. Colombo will formally retire as Chief Executive Officer of Bank of Marin and Bank of Marin Bancorp, effective October 31, 2021. The Board of Directors named Tim Myers, currently President and Chief Operating Officer, as his successor. Mr. Colombo will remain on the Boards of Bancorp and the Bank, and Mr. Myers will join both Boards. “I’m very proud of the bank we have built over the past two decades and the team that drives our success," said Mr. Colombo. "As I prepare to retire, I’m confident that Tim is more than ready to succeed me, leading our deep bench of talented bankers to deliver strong returns for our shareholders for years to come.”

"Our merger with American River brought together two institutions that share complementary values and disciplined fundamentals,” said Mr. Myers. “I look forward to leading the combined team as we roll up our sleeves to ensure a seamless integration. By committing significant resources to this process, we are building a strong foundation on which to grow our franchise on a regional scale."

Bancorp provided the following highlights from the third quarter of 2021:

•Loan balances of $2.317 billion at September 30, 2021 increased by $314.3 million in the third quarter from $2.003 billion at June 30, 2021 largely due to the ARB acquisition. Loan balances were $2.108 billion at September 30, 2020. Total Small Business Administration ("SBA") Paycheck Protection Program ("PPP") loans outstanding were $164.8 million at September 30, 2021, down $83.4 million from June 30, 2021.

•Credit quality remains strong, with non-accrual loans representing 0.36% of total loans as of September 30, 2021, compared to 0.46% at June 30, 2021, and 0.07% at September 30, 2020. The allowance for credit losses increased by $3.3 million and was comprised of a $1.8 million provision, mainly related to purchased ARB loans without credit deterioration, and a $1.5 million merger-date allowance established for purchased credit deteriorated loans. There was no provision for credit losses on unfunded loan commitments in the third quarter of 2021.

•Total deposits of $3.728 billion at September 30, 2021 increased by $1.044 billion in the third quarter from $2.684 billion at June 30, 2021, mainly due to the ARB acquisition. Non-interest bearing deposits were 49% of total deposits as of September 30, 2021, versus 54% as of June 30, 2021 and September 30, 2020. The decrease in this ratio was primarily due to an increase in interest bearing deposits from one existing customer and a lower ratio of non-interest-bearing deposits acquired from ARB. The cost of average deposits was 0.06% in the third quarter, 0.07% in the second quarter of 2021, and 0.09% in the third quarter of 2020.

•Merger-related one-time and conversion costs reduced net income by $3.9 million, net of taxes, or 26 cents per share in the quarter and by $4.1 million, net of taxes, or 30 cents per share year-to-date. As shown in the reconciliation of GAAP to non-GAAP financial measures on page 3, year-to-date return on average assets ("ROA") of 0.96% and return on average equity ("ROE") of 8.40% were also significantly impacted by those expenses and would have been 1.13% and 9.87%, respectively, compared to 1.03% and 8.47% for the comparable period in 2020.

•ROA and ROE ratios were also significantly impacted by provisions for credit losses on acquired loans and shares issued in conjunction with the merger. A good indicator of the merger's positive impact on operating earnings is the efficiency ratio, as it neither includes provisions for losses on loans and unfunded commitments, nor is it impacted by changes in share counts. As shown in the reconciliation of GAAP to non-GAAP financial measures on page 3, the efficiency ratio excluding merger-related one-time and conversion costs of 56.02% for the quarter ended September 30, 2021, improved from 57.76% and 56.88% in the quarters ended June 30, 2021 and September 30, 2020, respectively.

•All capital ratios were above well-capitalized regulatory requirements. The total risk-based capital ratio for Bancorp was 15.0% at September 30, 2021, compared to 15.5% at June 30, 2021, and 16.1% at September 30, 2020. Bancorp's tangible common equity to tangible assets was 9.1% at September 30, 2021, compared to 10.4% at June 30, 2021 and 11.0% at September 30, 2020 (refer to footnote 5 on page 8 for a discussion of this non-GAAP financial measure). The Bank's total risk-based capital ratio was 14.4% at September 30, 2021, compared to 15.3% at June 30, 2021, and 15.5% at September 30, 2020.

•The Board of Directors declared a cash dividend of $0.24 per share on October 22, 2021, which represents the 66th consecutive quarterly dividend paid by Bank of Marin Bancorp. The dividend is payable on November 12, 2021, to shareholders of record at the close of business on November 5, 2021.

•On October 22, 2021, the Board of Directors approved an amendment to the current share repurchase program which increased the total authorization from $25.0 million to $57.0 million. The July 31, 2023 expiration date of the program remained unchanged

Statement Regarding use of Non-GAAP Financial Measures

In this press release, Bancorp's financial results are presented in accordance with GAAP and refer to certain non-GAAP financial measures. Management believes that presentation of operating results using non-GAAP financial measures provides useful supplemental information to investors and facilitates the analysis of Bancorp's core operating results and comparison of operating results across reporting periods. Management also uses non-GAAP financial measures to establish budgets and manage Bancorp's business. A reconciliation of the GAAP financial measures to comparable non-GAAP financial measures is presented below.

Reconciliation of GAAP and Non-GAAP Financial Measures

(in thousand, unaudited)	Three months ended			Nine months ended
Net income	September 30, 2021	June 30, 2021	September 30, 2020	September 30, 2021	September 30, 2020
Net income (GAAP)	$5,282	$9,285	$7,491	$23,514	$22,125
Merger-related one-time and conversion costs:
Personnel and severance	2,668	—	—	2,668	—
Professional services	1,778	201	—	1,979	—
Data processing	433	—	—	433	—
Other	263	16	—	279	—
Income tax benefit of merger-related expenses	(1,222)	(17)	—	(1,239)	—
Total merger-related one-time and conversion costs, net of taxes	3,920	200	—	4,120	—
Comparable net income (non-GAAP)	$9,202	$9,485	$7,491	$27,634	$22,125
Diluted earnings per share
Weighted average diluted shares	14,993	13,164	13,610	13,881	13,617
Diluted earnings per share (GAAP)	$0.35	$0.71	$0.55	$1.69	$1.62
Comparable diluted earnings per share (non-GAAP)	$0.61	$0.72	$0.55	$1.99	$1.62
Return on average assets
Average assets	$3,743,968	$3,093,321	$3,029,342	$3,280,505	$2,876,618
Return on average assets (GAAP)	0.56%	1.20%	0.98%	0.96%	1.03%
Comparable return on average assets (non-GAAP)	0.98%	1.23%	0.98%	1.13%	1.03%
Return on average equity
Average stockholders' equity	$420,124	$347,473	$356,230	$374,445	$348,812
Return on average equity (GAAP)	4.99%	10.72%	8.37%	8.40%	8.47%
Comparable return on average equity (non-GAAP)	8.69%	10.95%	8.37%	9.87%	8.47%
Efficiency ratio
Non-interest expense (GAAP)	$22,686	$15,556	$14,990	$53,654	$44,238
Merger-related expenses	(5,142)	(217)	—	(5,359)	—
Non-interest expense (non-GAAP)	$17,544	$15,339	$14,990	$48,295	$44,238
Net interest income	$27,753	$24,534	$24,566	$74,318	$73,060
Non-interest income	$3,565	$2,022	$1,790	$7,413	$6,723
Efficiency ratio (GAAP)	72.44%	58.58%	56.88%	65.65%	55.45%
Comparable efficiency ratio (non-GAAP)	56.02%	57.76%	56.88%	59.09%	55.45%

Loans and Credit Quality

Loans increased by $314.3 million in the third quarter and totaled $2.317 billion at September 30, 2021. The increase included $419.4 million loans acquired from American River Bank on August 6th. Non-PPP-related loan originations were $32.6 million and $101.7 million for the third quarter and first nine months of 2021, compared to $50.8 million and $122.4 million for the same periods in 2020. Loan payoffs were $49.9 million and $145.3 million in the third quarter and first nine months of 2021, compared to $41.3 million and $124.7 million for the third quarter and first nine months of 2020. Loan payoffs in the third quarter of 2021 consisted largely of commercial borrower cash paydowns as part of ongoing deleveraging, real estate asset sales and third-party refinancing. A significant portion of the commercial third-party refinancing was attributable to price or structural elements outside the bank's desired credit profile.

Bank of Marin and American River Bank originated a combined total of 3,556 loans amounting to $550.3 million in two rounds of SBA PPP loan financing. Of these amounts, as of September 30, 2021 there were 871 loans outstanding totaling $164.8 million (net of $4.2 million in unrecognized fees and costs). Of the 2,876 PPP loans totaling $444.1 million funded by Bank of Marin, 2,036 loans for $284.7 million have been forgiven and paid off. Year-to-date, Bank of Marin has recognized $6.6 million in PPP fees, net of costs.

During the onset of the pandemic, Bank of Marin granted payment relief for 269 loans totaling $402.9 million. As of September 30, 2021, only two borrowing relationships with five loans totaling $23.6 million were continuing to benefit from payment relief. We monitor the financial situation of these clients closely and expect them to resume payments as the economy continues to recover.

Non-accrual loans totaled $8.4 million and $9.2 million at September 30, 2021 and June 30, 2021, or 0.36% and 0.46% of total loans, respectively. Non-accrual loans totaled $1.4 million, or 0.07% of total loans a year ago. Our non-accrual loans at September 30, 2021 and June 30, 2021 included two well-secured owner-occupied commercial real estate loans totaling $7.1 million, which were placed on non-accrual status in fourth quarter of 2020. Classified loans totaled $19.0 million at September 30, 2021, compared to $30.8 million at June 30, 2021 and $11.0 million at September 30, 2020. Classified loans included one $118 thousand loan acquired from ARB with a doubtful risk rating as of September 30, 2021, which is well-secured by real estate collateral. There were no loans classified doubtful at June 30, 2021 or September 30, 2020. Accruing loans past due 30 to 89 days totaled $1.4 million at September 30, 2021, compared to $487 thousand at June 30, 2021 and $318 thousand a year ago.

In the third quarter of 2021, we recorded a provision for credit losses on loans of $1.8 million, compared to a reversal of $920 thousand in the prior quarter and a provision of $1.3 million in the third quarter of 2020. The allowance for credit loss was increased by an additional $1.5 million in the third quarter due to the allowance for purchased credit deteriorated ("PCD") loans, which offset the fair value discount on PCD loans at the merger date. Both the current quarter and prior quarter allowances were calculated under the current expected credit loss methodology. Significant factors contributing to the third quarter 2021 provision were portfolio growth from acquired loans partially offset by an improvement in underlying economic forecasts. The third quarter of 2020 included a $1.3 million provision for credit losses on loans, as determined under the incurred loss methodology, due to adjustments to qualitative factors impacted by the COVID-19 pandemic. There was no provision for credit losses on unfunded commitments in the third quarter of 2021, compared to a $612 thousand reversal in the prior quarter and a $248 thousand provision in the third quarter of 2020.

Net recoveries were $9 thousand in the third quarter of 2021 and $62 thousand in the prior quarter, compared to net charge-offs of $4 thousand in the third quarter a year ago. The ratio of allowance for credit losses to total loans was 0.97% at September 30, 2021, 0.95% at June 30, 2021, and 1.05% at September 30, 2020. Excluding acquired loans for periods prior to the adoption of the current expected credit loss methodology and fully-guaranteed SBA PPP loans for which there are zero expected credit losses, the allowance for credit losses on loans represented 1.04% of total loans as of September 30, 2021, compared to 1.09% and 1.29% as of June 30, 2021 and September 30, 2020, respectively (refer to footnote 4 on page 8 for a discussion of this non-GAAP financial measure).

Cash, Cash Equivalents and Restricted Cash

Total cash, cash equivalents and restricted cash were $584.7 million at September 30, 2021, compared to $257.5 million at June 30, 2021. The $327.2 million increase was primarily associated with the $166.1 million in cash and cash equivalents from ARB, SBA PPP loans paid off and an increase in customer deposits, partially offset by investment purchases noted below.

Investments

The investment securities portfolio increased to $1.160 billion at September 30, 2021 from $687.0 million at June 30, 2021. The increase was primarily attributed to $297.8 million in securities acquired from ARB, purchases of $263.9 million, partially offset by maturities, paydowns and calls of $81.2 million and sales of $4.1 million. In addition, the fair value of available-for-sale investment securities decreased by $2.3 million due to the increase in interest rates in the third quarter of 2021.

Deposits

Total deposits were $3.728 billion at September 30, 2021, compared to $2.684 billion at June 30, 2021. The $1.044 billion increase was driven by $807.7 million in deposit balances from ARB, SBA PPP loan forgiveness and other increases in customer deposits. The Bank maintained $179.9 million in off-balance sheet deposits with deposit networks at September 30, 2021, compared to $174.0 million at June 30, 2021. Average cost of deposits decreased slightly to 0.06% in the third quarter of 2021, compared to 0.07% in the prior quarter and 0.09% in the same quarter a year ago. Non-interest bearing deposits were 49% of total deposits as of September 30, 2021, versus 54% as of June 30, 2021 and September 30, 2020, as discussed above.

Earnings

“Though merger-related factors impacted our results, we generated strong core net income, carefully managed ongoing costs and maintained pristine credit quality – all key pillars of Bank of Marin’s steady, reliable performance over our more than 30 years,” said Tani Girton, Executive Vice President and Chief Financial Officer. “Now, with the addition of our American River Bank teammates and new opportunities in the Sacramento market, we are well-positioned for success across Northern California’s key growth markets.”

Net interest income totaled $27.8 million in the third quarter of 2021, compared to $24.5 million in the prior quarter and $24.6 million in the third quarter a year ago. The $3.2 million increase from the prior quarter was primarily attributable to the addition of ARB earning asset balances. We recognized $2.3 million in SBA PPP fees, net of cost in the third quarter of 2021 compared to $2.6 million in the prior quarter, and $1.7 million in the third quarter of 2020.

The $3.2 million increase from the comparative quarter a year ago was reflective of the ARB merger and higher income from SBA PPP loans.

Net interest income totaled $74.3 million in the first nine months of 2021, compared to $73.1 million in the first nine months a year ago. The $1.3 million increase was primarily attributed to the ARB merger and $3.7 million increase in SBA PPP fees, net of costs year-to-date. Increases were partially offset by $1.3 million in accelerated discount accretion from the early redemption of a subordinated debenture in the first quarter of 2021 and lower yielding interest-earning assets. As of September 30, 2021, $4.2 million in PPP fees, net of deferred costs, remain outstanding and will be recognized into income in future periods.

The tax-equivalent net interest margin was 3.15% in the third quarter, 3.37% in the prior quarter, and 3.44% in the third quarter of 2020. The decrease in tax-equivalent margin from prior quarter was primarily attributed to a $262.7 million increase in due from banks interest-earning balances, which lowered the third quarter margin by 24 basis points as these assets only earned a yield of 15 basis points. The decrease in tax-equivalent margin from third quarter of 2020 was primarily attributable to both $271.5 million increase in low yielding due from banks interest-earning balances and the lower interest rate environment. The tax-equivalent net interest margin was 3.23% in the first nine months of 2021 compared to 3.61% in the same period a year ago. The decrease was primarily attributed to a $1.3 million in accelerated discount accretion from the early redemption of a subordinated debenture in the first quarter of 2021, the lower interest rate environment and higher cash balances, partially offset by higher income from PPP loans.

Non-interest income totaled $3.6 million in the third quarter of 2021, compared to $2.0 million in the prior quarter and $1.8 million in the third quarter a year ago. The $1.5 million increase from the prior quarter and $1.8 million increase from the third quarter of 2020 were mostly attributed to the collection of $1.1 million in benefits on bank-owned life insurance policies and increases in fee income from deposit accounts and debit card interchange activity.

Non-interest income increased by $690 thousand to $7.4 million in the first nine months of 2021 from $6.7 million in the first nine months of 2020. The increase was primarily due to BOLI payments noted above, increases in Wealth Management and Trust Services income generated from new accounts and favorable market performance, and fees from deposit accounts and debit card interchange activity. The increase was partially offset by the absence of gains on investment securities, as $915 thousand in gains were recognized in the comparative period a year ago.

Non-interest expense increased by $7.1 million to $22.7 million in the third quarter of 2021 from $15.6 million in the prior quarter. The increase was primarily due to a $4.9 million increase in merger-related one-time and conversion costs (mostly related to professional services, data processing contract termination, and personnel costs), salaries and benefits for retained ARB employees and other ARB-related operating expenses incurred since the merger date. The increase was partially offset by a $458 thousand decrease in charitable contributions as the bank has transitioned to a more defined contributions disbursement schedule with funding occurring in the second and fourth quarters.

Third quarter non-interest expense increased by $7.7 million from $15.0 million in the third quarter of 2020. The increase was primarily due to a $5.1 million increase in merger-related expenses detailed above, partially offset by a $477 thousand decrease in charitable contributions due to both the disbursement schedule change mentioned above and large pandemic-related contributions in 2020.

Non-interest expense increased by $9.4 million to $53.7 million in the first nine months of 2021 compared to $44.2 million in the first nine months of 2020. Higher salaries and related benefits of $5.2 million included $2.7 million in personnel costs related to the merger. The increase in salaries and benefits was also attributed to fewer deferred SBA PPP loan origination costs. Professional services increased by $2.6 million and data processing expenses increased by $815 thousand, mainly due to merger-related expenses. In addition, FDIC deposit insurance expenses were $298 thousand higher. Charitable contributions were lower than 2020 for the reasons mentioned above.

In the second quarter of 2021, we reclassified the allowance for credit losses on unfunded commitments from non-interest expense to a separate line item under net interest income in the consolidated statements of comprehensive income for all periods presented. Efficiency ratios for prior periods were updated to reflect the reclassification.

Share Repurchase Program

The $25.0 million share repurchase program approved by the Bancorp Board of Directors on January 24, 2020 was completed in May 2021. The Board of Directors approved a new share repurchase program on July 16, 2021 under which Bancorp may repurchase up to $25.0 million of its outstanding common stock through July 31, 2023. On October 22, 2021, the Board Board of Directors approved an amendment that increased the total authorization from $25.0 million to $57.0 million. Bancorp repurchased 445,735 shares totaling $15.9 million in the third quarter of 2021 for a cumulative total of 967,683 shares and $35.2 million in the first nine months of 2021.

Earnings Call and Webcast Information

Bank of Marin Bancorp will present its third quarter earnings call via webcast on Monday, October 25, 2021 at 8:30 a.m. PT/11:30 a.m. ET. Investors will have the opportunity to listen to the webcast online through Bank of Marin’s website at https://www.bankofmarin.com under “Investor Relations.” To listen to the webcast live, please go to the website at least 15 minutes early to register, download and install any necessary audio software. For those who cannot listen to the live broadcast, a replay will be available at the same website location shortly after the call.

About Bank of Marin Bancorp

Founded in 1990 and headquartered in Novato, Bank of Marin is the wholly owned subsidiary of Bank of Marin Bancorp (Nasdaq: BMRC). A leading business and community bank in the San Francisco Bay Area, with assets of $4.261 billion as of September 30, 2021, Bank of Marin has 31 branches and 8 commercial banking offices located across 10 Northern California counties. Bank of Marin provides commercial banking, personal banking, specialty lending and wealth management and trust services. Specializing in providing legendary service to its customers and investing in its local communities, Bank of Marin has frequently been ranked one of the “Top Corporate Philanthropists" by the San Francisco Business Times and one of the “Best Places to Work” by the North Bay Business Journal. Bank of Marin Bancorp is included in the Russell 2000 Small-Cap Index and Nasdaq ABA Community Bank Index. For more information, go to www.bankofmarin.com.

Forward-Looking Statements

This release may contain certain forward-looking statements that are based on management's current expectations regarding economic, legislative, and regulatory issues that may impact Bancorp's earnings in future periods. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include the words “believe,” “expect,” “intend,” “estimate” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.” Factors that could cause future results to vary materially from current management expectations include, but are not limited to, our ability to successfully integrate the acquisition of AMRB and ARB into the Company and Bank, natural disasters (such as wildfires and earthquakes), our borrowers’ actual payment performance as loan deferrals related to the COVID-19 pandemic expire, changes to statutes, regulations, or regulatory policies or practices as a result of, or in response to COVID-19, including the potential adverse impact of loan modifications and payment deferrals implemented consistent with recent regulatory guidance, general economic conditions, economic uncertainty in the United States and abroad, changes in interest rates, deposit flows, real estate values, costs or effects of acquisitions, competition, changes in accounting principles, policies or guidelines, legislation or regulation (including the Tax Cuts & Jobs Act of 2017 and the Coronavirus Aid, Relief and Economic Security Act of 2020, as amended), interruptions of utility service in our markets for sustained periods, and other economic, competitive, governmental, regulatory and technological factors (including external fraud and cybersecurity threats) affecting Bancorp's operations, pricing, products and services. These and other important factors are detailed in various securities law filings made periodically by Bancorp, copies of which are available from Bancorp without charge. Bancorp undertakes no obligation to release publicly the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.

(BMRC-ER)

BANK OF MARIN BANCORP FINANCIAL HIGHLIGHTS
(dollars in thousands, except per share data; unaudited)	September 30, 2021	June 30, 2021	September 30, 2020
Quarter-to-Date
Net income	$5,282	$9,285	$7,491
Diluted earnings per common share	$0.35	$0.71	$0.55
Return on average assets	0.56%	1.20%	0.98%
Return on average equity	4.99%	10.72%	8.37%
Efficiency ratio	72.44%	58.58%	56.88%
Tax-equivalent net interest margin [1]	3.15%	3.37%	3.44%
Cost of deposits	0.06%	0.07%	0.09%
Net (recoveries) charge-offs	$(9)	$(62)	$4
Year-to-Date
Net income	$23,514		$22,125
Diluted earnings per common share	$1.69		$1.62
Return on average assets	0.96%		1.03%
Return on average equity	8.40%		8.47%
Efficiency ratio	65.65%		55.45%
Tax-equivalent net interest margin [1]	3.23%		3.61%
Cost of deposits	0.07%		0.13%
Net (recoveries) charge-offs	$(83)		$13
At Period End
Total assets	$4,261,062	$3,073,818	$2,975,225
Loans:
Commercial and industrial [2]	$377,965	$423,646	$512,973
Real estate:
Commercial owner-occupied	398,543	296,407	299,754
Commercial investor-owned	1,157,344	967,335	966,517
Construction	125,060	80,841	66,663
Home equity	92,396	92,510	107,364
Other residential	117,778	120,903	130,915
Installment and other consumer loans	47,933	21,125	23,805
Total loans	$2,317,019	$2,002,767	$2,107,991
Non-performing loans: [3]
Real estate:
Commercial owner-occupied	$7,273	$7,148	$—
Commercial investor-owned	709	1,597	886
Home equity	441	445	532
Installment and other consumer loans	—	—	24
Total non-accrual loans	$8,423	$9,190	$1,442
Classified loans (graded substandard and doubtful)	$18,988	$30,813	$10,999
Total accruing loans 30-89 days past due	$1,354	$487	$318
Allowance for credit losses to total loans	0.97%	0.95%	1.05%
Allowance for credit losses to total loans, excluding acquired and SBA PPP loans [4]	1.04%	1.09%	1.29%
Allowance for credit losses to non-performing loans	2.66x	2.08x	15.34x
Non-accrual loans to total loans	0.36%	0.46%	0.07%
Total deposits	$3,727,696	$2,683,575	$2,569,289
Loan-to-deposit ratio	62.2%	74.6%	82.0%
Stockholders' equity	$458,525	$348,649	$357,570
Book value per share	$28.54	$26.71	$26.28
Tangible common equity to tangible assets [5]	9.1%	10.4%	11.0%
Total risk-based capital ratio - Bank	14.4%	15.3%	15.5%
Total risk-based capital ratio - Bancorp	15.0%	15.5%	16.1%
Full-time equivalent employees	348	278	291
[1] Net interest income is annualized by dividing actual number of days in the period times 360 days.
[2] Includes SBA PPP loans of $164.8 million, $248.3 million, and $301.7 million at September 30, 2021, June 30, 2021, and September 30, 2020, respectively.
[3] Excludes accruing troubled-debt restructured loans of $3.9 million, $3.3 million and $12.3 million at September 30, June 30, 2021, and September 30, 2020, respectively.
[4] The allowance for credit losses to total loans, excluding non-impaired acquired loans and guaranteed SBA PPP loans, is considered a meaningful non-GAAP financial measure, as it represents only those loans that were considered in the calculation of the allowance for credit losses. Due to the adoption of CECL on December 31, 2020, all loans previously considered "acquired" are now included in the calculation of the allowance for credit losses. Acquired loans that were not impaired at September 30, 2020 totaled $90.4 million. Refer to footnote 2 above for SBA PPP loan totals.

[5] Tangible common equity to tangible assets is considered to be a meaningful non-GAAP financial measure of capital adequacy and is useful for investors to assess Bancorp's ability to absorb potential losses. Tangible common equity includes common stock, retained earnings and unrealized gain on available for sale securities, net of tax, less goodwill and intangible assets of $79.8 million, $33.6 million and $34.2 million at September 30, 2021, June 30, 2021, and September 30, 2020, respectively. Tangible assets exclude goodwill and intangible assets.

BANK OF MARIN BANCORP CONSOLIDATED STATEMENTS OF CONDITION

(in thousands, except share data; unaudited)	September 30, 2021	June 30, 2021	September 30, 2020
Assets
Cash, cash equivalents and restricted cash	$584,739	$257,543	$213,584
Investment securities
Held-to-maturity, at amortized cost (net of zero allowance for credit losses at September 30, 2021, June 30, 2021 and September 30, 20201)	196,801	169,038	117,350
Available-for-sale (at fair value; amortized cost $952,278, $504,934, and $394,437 at September 30, 2021, June 30, 2021, and September 30, 2020, respectively; net of zero allowance for credit losses at September 30, 2021, June 30, 2021 and September 30, 20201)	963,033	517,963	413,464
Total investment securities	1,159,834	687,001	530,814
Loans, at amortized cost	2,317,019	2,002,767	2,107,991
Allowance for credit losses on loans[1]	(22,414)	(19,100)	(22,113)
Loans, net of allowance for credit losses on loans	2,294,605	1,983,667	2,085,878
Goodwill	72,754	30,140	30,140
Bank-owned life insurance	61,171	45,986	43,320
Operating lease right-of-use assets	24,776	23,506	26,041
Bank premises and equipment, net	7,807	5,248	5,266
Core deposit intangible	6,998	3,423	4,045
Other real estate owned	800	—	—
Interest receivable and other assets	47,578	37,304	36,137
Total assets	$4,261,062	$3,073,818	$2,975,225

Liabilities and Stockholders' Equity
Liabilities
Deposits
Non-interest bearing	$1,837,595	$1,460,076	$1,383,719
Interest bearing
Transaction accounts	288,401	168,226	156,061
Savings accounts	336,867	230,730	192,764
Money market accounts	1,124,660	729,193	738,661
Time accounts	140,173	95,350	98,084
Total deposits	3,727,696	2,683,575	2,569,289
Borrowings and other obligations	451	438	99
Subordinated debenture	—	—	2,760
Operating lease liabilities	26,637	24,919	27,527
Interest payable and other liabilities	47,753	16,237	17,980
Total liabilities	3,802,537	2,725,169	2,617,655

Stockholders' Equity
Preferred stock, no par value, Authorized - 5,000,000 shares, none issued	—	—	—
Common stock, no par value, Authorized - 30,000,000 shares; issued and outstanding - 16,066,889, 13,055,105 and 13,605,363 at Sept 30, 2021, June 30, 2021, and Sept 30, 2020, respectively	217,680	108,430	129,284
Retained earnings	233,997	231,841	215,976
Accumulated other comprehensive income, net of taxes	6,848	8,378	12,310
Total stockholders' equity	458,525	348,649	357,570
Total liabilities and stockholders' equity	$4,261,062	$3,073,818	$2,975,225
[1] The September 30, 2021 and June 30, 2021 allowances were calculated under current expected credit loss methodology, while the September 30, 2020 allowance was calculated under incurred loss methodology. Refer to Note 1, Summary of Accounting Policies, in our 2020 Form 10-K for further information on the adoption of ASU 2016-13.

BANK OF MARIN BANCORP CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

	Three months ended			Nine months ended
(in thousands, except per share amounts; unaudited)	September 30, 2021	June 30, 2021	September 30, 2020	September 30, 2021	September 30, 2020
Interest income
Interest and fees on loans	$24,027	$21,429	$21,776	$66,117	$63,880
Interest on investment securities	4,084	3,504	3,343	10,717	11,249
Interest on federal funds sold and due from banks	178	54	50	274	421
Total interest income	28,289	24,987	25,169	77,108	75,550
Interest expense
Interest on interest-bearing transaction accounts	41	39	41	119	146
Interest on savings accounts	26	21	17	66	50
Interest on money market accounts	417	312	377	1,015	1,731
Interest on time accounts	44	81	133	221	436
Interest on borrowings and other obligations	8	—	—	8	3
Interest on subordinated debenture	—	—	35	1,361	124
Total interest expense	536	453	603	2,790	2,490
Net interest income	27,753	24,534	24,566	74,318	73,060
Provision for (reversal of) credit losses on loans	1,800	(920)	1,250	(2,049)	5,450
(Reversal of) provision for credit losses on unfunded loan commitments	—	(612)	248	(1,202)	610
Net interest income after (reversal of) provision for credit losses	25,953	26,066	23,068	77,569	67,000
Non-interest income
Earnings on bank-owned life insurance, net	1,402	233	232	1,892	741
Wealth Management and Trust Services	597	530	450	1,615	1,028
Debit card interchange fees	483	419	383	1,268	1,375
Service charges on deposit accounts	464	317	284	1,062	1,051
Dividends on Federal Home Loan Bank stock	179	177	149	505	503
Merchant interchange fees	129	61	63	247	183
Gains on sale of investment securities, net	1	—	—	1	915
Other income	310	285	229	823	927
Total non-interest income	3,565	2,022	1,790	7,413	6,723
Non-interest expense
Salaries and related benefits	13,127	8,888	8,638	31,223	25,979
Occupancy and equipment	1,871	1,751	1,776	5,373	5,100
Professional services	2,472	986	655	4,321	1,749
Data processing	1,613	820	822	3,252	2,437
Depreciation and amortization	431	389	539	1,279	1,591
Information technology	496	296	256	1,105	758
Amortization of core deposit intangible	334	204	213	742	639
Directors' expense	255	230	184	660	533
Federal Deposit Insurance Corporation insurance	236	182	181	597	299
Charitable contributions	4	462	481	497	921
Other expense	1,847	1,348	1,245	4,605	4,232
Total non-interest expense	22,686	15,556	14,990	53,654	44,238
Income before provision for income taxes	6,832	12,532	9,868	31,328	29,485
Provision for income taxes	1,550	3,247	2,377	7,814	7,360
Net income	$5,282	$9,285	$7,491	$23,514	$22,125
Net income per common share:
Basic	$0.35	$0.71	$0.55	$1.70	$1.64
Diluted	$0.35	$0.71	$0.55	$1.69	$1.62
Weighted average shares:
Basic	14,922	13,092	13,539	13,798	13,526
Diluted	14,993	13,164	13,610	13,881	13,617
Comprehensive income (loss):
Net income	$5,282	$9,285	$7,491	$23,514	$22,125
Other comprehensive income (loss):
Change in net unrealized (losses) gains on available-for-sale securities	(2,274)	2,798	299	(8,558)	11,605
Reclassification adjustment for gains on available-for-sale securities included in net income	(1)	—	—	(1)	(915)
Amortization of net unrealized losses on securities transferred from available-for-sale to held-to-maturity	104	138	149	385	394
Other comprehensive income (loss), before tax	(2,171)	2,936	448	(8,174)	11,084
Deferred tax (benefit) expense	(641)	864	132	(2,421)	3,277
Other comprehensive income (loss), net of tax	(1,530)	2,072	316	(5,753)	7,807
Total comprehensive income	$3,752	$11,357	$7,807	$17,761	$29,932

BANK OF MARIN BANCORP
AVERAGE STATEMENTS OF CONDITION AND ANALYSIS OF NET INTEREST INCOME

	Three months ended			Three months ended			Three months ended
	September 30, 2021			June 30, 2021			September 30, 2020
		Interest			Interest			Interest
	Average	Income/	Yield/	Average	Income/	Yield/	Average	Income/	Yield/
(in thousands)	Balance	Expense	Rate	Balance	Expense	Rate	Balance	Expense	Rate
Assets
Interest-earning deposits with banks [1]	$456,405	$178	0.15%	$193,749	$54	0.11%	$184,883	$50	0.11%
Investment securities [2,3]	845,127	4,249	2.01%	661,361	3,666	2.22%	527,077	3,481	2.64%
Loans [1,3,4]	2,189,563	24,229	4.33%	2,062,497	21,601	4.14%	2,117,679	21,957	4.06%
Total interest-earning assets [1]	3,491,095	28,656	3.21%	2,917,607	25,321	3.43%	2,829,639	25,488	3.52%
Cash and non-interest-bearing due from banks	68,680			39,252			55,353
Bank premises and equipment, net	6,468			4,795			5,412
Interest receivable and other assets, net	177,725			131,667			138,938
Total assets	$3,743,968			$3,093,321			$3,029,342
Liabilities and Stockholders' Equity
Interest-bearing transaction accounts	$237,883	$41	0.07%	$167,787	$39	0.09%	$153,089	$41	0.11%
Savings accounts	293,434	26	0.03%	227,767	21	0.04%	191,915	17	0.04%
Money market accounts	911,294	417	0.18%	735,784	312	0.17%	802,585	377	0.19%
Time accounts including CDARS	124,247	44	0.14%	95,354	81	0.34%	97,465	133	0.54%
Borrowings and other obligations [1,6]	3,010	8	1.09%	61	—	1.15%	113	—	2.51%
Subordinated debenture [1,5]	—	—	—%	—	—	—%	2,751	35	4.97%
Total interest-bearing liabilities	1,569,868	536	0.14%	1,226,753	453	0.15%	1,247,918	603	0.19%
Demand accounts	1,707,142			1,478,119			1,380,708
Interest payable and other liabilities	46,834			40,976			44,486
Stockholders' equity	420,124			347,473			356,230
Total liabilities & stockholders' equity	$3,743,968			$3,093,321			$3,029,342
Tax-equivalent net interest income/margin [1]		$28,120	3.15%		$24,868	3.37%		$24,885	3.44%
Reported net interest income/margin [1]		$27,753	3.11%		$24,534	3.33%		$24,566	3.40%
Tax-equivalent net interest rate spread			3.07%			3.28%			3.33%

				Nine months ended			Nine months ended
				September 30, 2021			September 30, 2020
					Interest			Interest
				Average	Income/	Yield/	Average	Income/	Yield/
(in thousands)				Balance	Expense	Rate	Balance	Expense	Rate
Assets
Interest-earning deposits with banks [1]				$273,045	$274	0.13%	$152,587	$421	0.36%
Investment securities [2,3]				683,600	11,196	2.18%	544,754	11,632	2.85%
Loans [1,3,4]				2,117,631	66,665	4.15%	1,998,456	64,423	4.24%
Total interest-earning assets [1]				3,074,276	78,135	3.35%	2,695,797	76,476	3.73%
Cash and non-interest-bearing due from banks				53,020			44,665
Bank premises and equipment, net				5,353			5,631
Interest receivable and other assets, net				147,856			130,525
Total assets				$3,280,505			$2,876,618
Liabilities and Stockholders' Equity
Interest-bearing transaction accounts				$193,502	$119	0.08%	$144,784	$146	0.13%
Savings accounts				245,374	66	0.04%	179,288	50	0.04%
Money market accounts				784,313	1,015	0.17%	786,012	1,731	0.29%
Time accounts including CDARS				105,419	221	0.28%	96,237	436	0.61%
Borrowings and other obligations [1,6]				1,047	8	1.10%	208	3	2.14%
Subordinated debenture [1,5]				713	1,361	251.54%	2,733	124	5.96%
Total interest-bearing liabilities				1,330,368	2,790	0.28%	1,209,262	2,490	0.27%
Demand accounts				1,531,564			1,278,265
Interest payable and other liabilities				44,128			40,279
Stockholders' equity				374,445			348,812
Total liabilities & stockholders' equity				$3,280,505			$2,876,618
Tax-equivalent net interest income/margin [1]					$75,345	3.23%		$73,986	3.61%
Reported net interest income/margin [1]					$74,318	3.19%		$73,060	3.56%
Tax-equivalent net interest rate spread						3.07%			3.45%

[1] Interest income/expense is divided by actual number of days in the period times 360 days to correspond to stated interest rate terms, where applicable.
[2] Yields on available-for-sale securities are calculated based on amortized cost balances rather than fair value, as changes in fair value are reflected as a component of stockholders' equity. Investment security interest is earned on 30/360 day basis monthly.

[3] Yields and interest income on tax-exempt securities and loans are presented on a taxable-equivalent basis using the Federal statutory rate of 21 percent in 2021 and 2020.
[4] Average balances on loans outstanding include non-performing loans. The amortized portion of net loan origination fees is included in interest income on loans, representing an adjustment to the yield.

[5] 2021 interest on subordinated debenture included $1.3 million in accelerated discount accretion from the early redemption of our last subordinated debenture on March 15, 2021.
[6] Average balances and rate consider $13.9 million in FHLB borrowings acquired from American River Bank that were redeemed on August 25, 2021.